Exhibit 99.1

For Immediate Release: Bank of Commerce Holdings to Acquire Merchants Holding Company

SACRAMENTO, California, October 4, 2018 / GLOBE NEWSWIRE— Bank of Commerce Holdings (“BOCH”) (NASDAQ: BOCH) and Merchants Holding Company (“Merchants”) announced today the signing of a definitive merger agreement (the “Agreement”) whereby BOCH will acquire Merchants in a stock and cash transaction valued at approximately $37 million. As of June 30, 2018, on a pro forma consolidated basis, the combined company would have approximately $1.5 billion in assets, $1.2 billion in deposits, and operate 10 branch offices throughout northern California.

Merchants, headquartered in Sacramento, California, is the parent company of The Merchants National Bank of Sacramento (“Merchants Bank”), a 97-year-old bank with approximately $218 million in assets as of June 30, 2018. Merchants Bank operates in a single branch location in downtown Sacramento.

“We are thrilled to announce our combination with Merchants,” said Randall S. Eslick, President and Chief Executive Officer of BOCH. “We are community bankers who share with Merchants a commitment to the superior customer service to which their loyal and valued clients have become accustomed. We are proud to continue the longstanding traditions and legacy established by this 97-year-old Sacramento community institution. Merchants’ experienced and professional bankers provide us with a tremendous opportunity to extend our commitment in the vibrant Sacramento marketplace that will enhance long-term value for our shareholders, customers, employees, and the communities we serve.”

“We are excited to partner with BOCH and for the opportunities this partnership will bring to our long-term customers and employees,” said Stephen A. Meyers, Chairman, President and Chief Executive Officer of Merchants. “We have focused on relationship banking since 1921, and now our customers will also gain access to an expanded range of products, backed by a proven history of strong financial performance, while continuing to experience the high quality of customer service which they have grown to expect.”

Under the terms of the Agreement, and subject to certain adjustments, Merchants shareholders may for each share of common stock held, elect to receive 3.8703 shares of BOCH common stock, or a cash amount equal to $48.43, or a combination of 2.3223 shares of BOCH common stock and $19.37 in cash. Per the Agreement, shareholder elections are subject to adjustment, and BOCH will issue no more than 1,834,173 shares of common stock and $15.3 million in cash. Giving effect to the merger, Merchants shareholders will hold, in the aggregate, approximately 10% of BOCH’s outstanding common stock based on June 30, 2018 reported data. One current member of the Merchants board will be asked to serve on the board of directors for BOCH.

Based on consensus street estimates, BOCH expects the acquisition to be 9.5% accretive to earnings per share in 2019, excluding one-time transactions costs, and 12% accretive in 2020. BOCH expects dilution to tangible book value per share of approximately 8.5% at close with a tangible book value earnback period within four years. The boards of directors of BOCH and Merchants have approved the proposed merger, which is expected to occur in the first quarter of 2019 and remains subject to customary closing conditions, including obtaining approval by Merchants’ shareholders and bank regulatory authorities.

Raymond James & Associates, Inc. served as financial advisor to BOCH in the transaction and delivered a fairness opinion to its board of directors. Miller Nash Graham & Dunn LLP served as legal counsel to BOCH. D.A. Davidson & Co. served as financial advisor to Merchants and delivered a fairness opinion to its board of directors. Lewis Brisbois Bisgaard & Smith LLP served as legal counsel to Merchants.

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Sacramento, California and is the parent company for Redding Bank of Commerce (the “Bank”) which operates under two separate names (Redding Bank of Commerce and Sacramento Bank of Commerce, a division of Redding Bank of Commerce). The Bank is an FDIC-insured California banking corporation providing community banking and financial services through nine offices located in northern California. The Bank was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982. Bank of Commerce Holdings’ common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

About Merchants Holding Company

Merchants Holding Company is a bank holding company headquartered in Sacramento, California and is the parent company for The Merchants National Bank of Sacramento. Established in 1921, Merchants Bank is the oldest locally owned and operated bank in Sacramento.

Forward-Looking Statements

This press release contains forward-looking statements regarding BOCH, Merchants, the proposed merger and the combined company after the close of the transaction that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements involve inherent risks, uncertainties and contingencies, many of which are difficult to predict and are generally beyond the control of BOCH, Merchants and the combined company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by BOCH with the Securities and Exchange Commission (the "SEC"), risks and uncertainties for each institution and the combined institution include, but are not limited to, the following factors: the expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames or at all; governmental approval of the merger may be delayed or not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; conditions to the closing of the merger may not be satisfied; the shareholders of Merchants may fail to approve the merger; the integration of the combined company, including personnel changes/retention, might not proceed as planned; the business of BOCH or Merchants may experience disruptions due to transaction-related uncertainties or other factors that make it difficult to maintain relationships with employees, customers, depositors, vendors, or governmental authorities, including as a result of the diversion of management as a result of the merger; the results of any interim examinations by regulatory authorities; and the combined company might not perform as well as expected. All forward-looking statements included in this communication are based on information available at the time of the communication. BOCH and Merchants undertake no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect new information, future events or circumstances or otherwise that occur after the date on which such statements were made. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

Notice to Merchants Shareholders

In connection with the proposed transaction, BOCH intends to file a registration statement on Form S-4 with the SEC which will contain a proxy statement/prospectus to be distributed to the shareholders of Merchants in connection with their vote on the merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION REGARDING THE TRANSACTION, SHAREHOLDERS OF MERCHANTS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement/prospectus will be mailed to shareholders of Merchants. Investors and security holders will be able to obtain this document as well as any other documents filed with the SEC, free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by BOCH will be available free of charge by accessing BOCH's website at www.bankofcommerceholdings.com or by writing BOCH at 1901 Churn Creek Road, Redding, CA 96002, Attention: Investor Relations or calling (800) 421-2575, or by writing Merchants at 1015 Seventh Street, Sacramento, CA 95814, Attention: Steve Meyers or calling (916) 422-2770.

BOCH, Merchants, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from Merchants shareholders in favor of the approval of the merger. Information about the directors and executive officers of BOCH and their ownership of BOCH stock is included in the proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on April 5, 2018. Information about the directors and executive officers of Merchants and their ownership of Merchants stock will be included in the proxy statement/prospectus for the merger. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement and the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Bank of Commerce Holdings

Telephone Direct (916) 677-5800

Stephen A. Meyers, Chairman, President and Chief Executive Officer

Merchants Holding Company

Telephone Direct (916) 442-3883

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